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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 28, 2017

Date of Report (Date of earliest event reported)

INVIVO THERAPEUTICS HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

One Kendall Square, Suite B14402

Cambridge, Massachusetts 02139

(Address of Principal Executive Offices) (Zip Code)

(617) 863-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On August 28, 2017, a committee of the Board of Directors of InVivo Therapeutics Holdings Corp. (the “Company”) approved a strategic restructuring of the Company that will refocus the Company’s efforts on re-opening enrollment for and completing the Company’s INSPIRE clinical trial.  The Company implemented a temporary halt for the INSPIRE clinical trial in July 2017, and is working on assessing the recommendations of the United States Food & Drug Administration and formulating a response that will include a protocol amendment.

As part of the restructuring, the Company will eliminate 13 positions across the organization. The Company expects the restructuring to be substantially completed by the end of the third quarter of 2017 and to be fully completed by the end of the fourth quarter of 2017.  The Company currently expects the restructuring will result in total restructuring charges of approximately $810,000 to $1.1 million during the year ending December 31, 2017, consisting of severance and benefit costs associated with the targeted staff reductions, which will be included in its results of operations for the third quarter of 2017.  The Company is continuing to review the potential impact of the restructuring and is unable to estimate any additional restructuring costs or charges at this time.  If the Company subsequently determines that it will incur additional major costs and restructuring charges, it will amend this Current Report on Form 8-K with respect to such determination.  The reduction in force is expected to increase compensation expenses by approximately $190,000 in 2017 as a result of severance charges and to reduce compensation expenses, excluding bonuses, by approximately $1.9 million in 2018.  The restructuring is expected to extend the Company’s cash runway into the beginning of the third quarter of 2018.

The full text of the press release announcing the restructuring is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the restructuring, on August 28, 2017, the Company notified Thomas Ulich, M.D., the Company’s Chief Scientific Officer, that his employment will be terminated effective August 30, 2017.  Under Dr. Ulich’s employment agreement, the Company is obligated to pay severance (consisting of base salary in effect at the time of termination) to Dr. Ulich for a period of one year, plus continued health insurance benefits for a period of 6 months.  The severance payments are contingent upon execution of a general release of claims against the Company and are in addition to any accrued obligations to Dr. Ulich unpaid by the Company prior to the date of termination.

The description of the terms of Dr. Ulich’s employment agreement is qualified in its entirety by reference to the employment agreement, which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2015.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1                        Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: August 28, 2017	By:	/s/ Tamara Joseph
		Name:	Tamara Joseph
		Title:	SVP, General Counsel & Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release